Wells Fargo Bank, N.A.

Custody Agreement

This Agreement, made as of the 7th day of December, 2011, by and between Wells Fargo Bank, N.A. (“Wells Fargo”), and Venture Lending and Leasing VI, Inc. (the “Owner”) as Owner(s) in regard to the custody of certain assets of the Owner.

Whereas Owner wishes to appoint a custodian to hold certain assets of the Owner pursuant to the direction of the Owner.

Now, therefore, the parties hereto agree as follows:

1.
Appointment and Acceptance. The Owner hereby appoints Wells Fargo, and Wells Fargo hereby accepts its appointment, as the custodian (the “Custodian”) of certain assets of the Owner (the “Account”). The Account shall consist of those assets, which the Owner notifies Wells Fargo shall be included in the Account, together with the income, proceeds and profits thereon. Wells Fargo will act as the Custodian for the purposes, to the extent, and in the manner and within the limitations set forth in this Agreement.

2.	Services of Custodian. The Custodian shall:

2.1
Open and maintain a custody account in the name of the Owner and hold in such account all cash and securities initially deposited, plus any additional cash and securities that may be received from Owner or pursuant to the direction of the Owner from time to time for deposit to the Account. The Custodian shall not be responsible to collect or enforce collection of contributions to the Account.

2.2	Act upon written direction from the Owner or from investment managers duly appointed in writing by the Owner.

2.3	Settle securities transactions for the Account with brokers or others in accordance with the written direction of the Owner or duly appointed investment manager.

2.4
Be responsible for the collection of investment income relating to the assets in the Account and providing for the daily investment thereof in accordance with the written direction of the Owner. (such collections may be in the form or cash, check, wire transfer, ACH or any other form of payment)

2.5	Present for payment all maturing securities or any securities called for redemption and collect proceeds therefrom.

2.6	Receive and deliver cash or securities as the Owner may direct in writing.

2.7	Deliver proxy and other materials for securities held in the Account, including offers to tender or exchange such securities, to the Owner or otherwise as the Owner may direct in writing.

2.8
Send monthly to the Owner an itemized statement showing the funds and securities held in the Account as of the last day of the month and all debits, credits and transactions in the Account since the date of the last statement.

2.9	With respect to valuation of assets held in the Account,

(A)	Obtain the fair market value of publicly traded assets, including securities issued by the

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Owner, where such assets have a readily ascertainable market value.

(B)	Rely on pricing direction received from the Owner to the extent any securities issued by the Owner are or become thinly traded and/or a readily ascertainable market value is not available.

(C)	Rely on pricing direction received from the Owner or its authorized agent for any non-publicly traded assets, including privately held securities issued by the Owner.

2.10
From time to time, on the written direction of the Owner, to make disbursements out of the Custodial Account to such persons, in such manner, in such amounts, and for such purposes as may be specified in such written direction. The Custodian shall be under no liability for any disbursement made by it pursuant to such a direction.

2.11	Receive cash from various sources in connection with the Fund including legal and commitment fees, and payments from escrowed funds, etc.

2.12	Wells Fargo will provided custody of loan documentation, warrants and other documents as follows:

(A)	Wells Fargo will provide physical safekeeping of documents executed in connection with loans, leases, and installment sales contracts held within custodial accounts and subaccounts;

(B)	Wells Fargo shall review each document received from or on behalf of the Owner in accordance with instructions provided by the Owner from time to time for that purpose;

(C)
Wells Fargo shall notify the Owner of any missing, incomplete, or inconsistent documents by means agreeable to Owner and Wells Fargo. The Owner may deposit such missing documents or complete or correct the documents as may be specified in instructions of record; and

(D)	Wells Fargo will release and deliver said documents pursuant to the Owner's instructions as required.

3.	Powers of the Custodian. The Custodian is authorized and empowered to:

3.1	Hold assets in the name of the nominee selected by the Custodian or such other nominee name as the Owner or investment manager may direct in writing.

3.2
Utilize agents other than persons on its regular payroll and delegate to them such ministerial and other non-discretionary duties as it sees fit and to rely upon such information furnished by such agents.

3.3	Make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any other instruments that may be necessary or appropriate to carry out the custodianship duties and powers.

3.4	Decline to accept any asset or property which it deems to be unsuitable or inconsistent with its custodial operations.

3.5
Invest money or assets of the Account in any registered investment company to which the Custodian or an affiliate of the Custodian provides services and receives compensation for providing such services as such investment may be directed by Owner or an agent of Owner.

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3.6
Invest available cash in the Account, pending disbursement or investment, in a cash management vehicle as designated by the Owner or an agent of Owner. The Owner understands and agrees that cash management vehicles made available by the Custodian may include deposit accounts of the Custodian or an affiliate, and that such deposit vehicles are specifically authorized for use in the Account.

4.	Additional Rights and Duties of the Custodian.

4.1
Upon the reasonable prior written request of the Owner, the Custodian shall promptly permit the Owner, or its respective agents, employees or independent auditors, to examine, audit, excerpt, transcribe and copy, at the Owner's expense, during the Custodian's normal business hours, any books, documents, papers and records relating to the Account or the assets.

4.2
The duties and obligations of the Custodian shall only be such as are specifically set forth in this Agreement, as it may from time to time be amended, and no implied duties or obligations shall be read into this Agreement against the Custodian. The Custodian shall not be liable except for its own gross negligence, willful misconduct or lack of good faith.

4.3	No provision of this Agreement shall require the Custodian to take any action which, in the Custodian's reasonable judgment, would result in any violation of this Agreement or any provision of law.

4.4
Anything in this Agreement to the contrary notwithstanding, in no event shall the Custodian be liable under or in connection with the Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Custodian has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

5.
Indemnification. The Owner agrees to reimburse, indemnify and hold the Custodian harmless from and against any and all liability, loss, claim, damage or expense, including taxes other governmental charges, and reasonable legal and attorneys' fees which may be imposed, assessed or incurred against the Account or against the Custodian incurred or made arising out of or in connection with the performance of the Custodian's obligations in accordance with the provisions of this Agreement. This indemnity does not extend to any liability, loss, claim, damage or expense arising from the gross negligence, willful misconduct, or malfeasance on the part of the Custodian, its officers, agents or employees. The Owner hereby acknowledges that the foregoing indemnities shall survive the resignation or discharge of the Custodian or the termination of this Agreement.

6.
Fees. The Custodian shall be paid reasonable compensation and fees for its services under this Agreement as agreed from time to time in writing by the parties pursuant to the terms of a separate fee agreement. Such compensation and fees may be paid from the Account if not paid by the Owner within thirty (30) days after the Custodian mails a written invoice to the Owner.

7.
Amendment and Termination. This Agreement may be amended at any time in writing in such manner as may be mutually agreed upon by the Custodian and Owner. It may be terminated at any time by either the Custodian or Owner upon sixty (60) days' written notice to the other or as otherwise agreed by the parties. As soon as administratively feasible following the effective date of such termination, the Custodian shall deliver the assets of the Account to the successor custodian appointed by the Owner and shall have no further custodial responsibilities for the assets in the Account. Any fees remaining outstanding and balances owing to the Custodian may be withheld from the assets delivered to the Owner or to the successor custodian. In the event that the Owner fails to appoint a successor custodian within sixty (60) days

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following receipt of the Custodian's notice of termination, the Custodian may, in its sole discretion and at the expense of the Owner, petition any court of competent jurisdiction for the appointment of a successor custodian or for other appropriate relief, and any such resulting appointment shall be binding upon all the parties.

8.
Authorized Persons. The Owner shall furnish to the Custodian a written certification of the names and specimen signatures of individuals authorized to communicate with the Custodian on behalf of the Account. The Custodian is authorized to follow and rely upon all instructions given by the persons named in such certificate, as amended from time to time, by officers named in incumbency certificates furnished to the Custodian from time to time by the Owner and by any person, including attorneys-in-fact, acting under written authority furnished to the Custodian by the Owner (“Authorized Persons”), including, without limitation, instructions given by letter, facsimile transmission, telegram, teletype, cablegram or electronic media, if the Custodian reasonably believes such instructions to be genuine and to have been signed, sent or presented by an Authorized Person. The Custodian shall not incur any liability to anyone resulting from actions taken by the Custodian in reliance in good faith on such instructions. The Custodian shall not incur any liability in executing instructions (i) from any Authorized Person prior to receipt by it of notice of the revocation of the written authority of such Authorized Person or (ii) from any officer of the Owner named in an incumbency certificate delivered hereunder prior to receipt by it of a more current certificate.

9.	Notices. Notice to the Custodian shall be directed and mailed as follows:

Deanna Goldstein
Wells Fargo Bank, N.A.
Institutional Retirement and Trust
600 California St. 12th Floor
MAC #A0193-120
San Francisco, CA 94108

Notice to Owner shall be directed and mailed as follows:

Martin Eng
Venture Lending & Leasing VI, Inc.
104 La Mesa Drive
Suite 102
Portola Valley, CA 94028

10.
Severability. If any provisions of this Agreement are held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision, and this Agreement shall be construed and enforced as if such provisions had not been included.

11.	Assignment. No assignment of this Agreement shall be made by either party without written consent of the other.

12.	Section Headings. The headings of sections in this Agreement are inserted for convenience and reference and shall not be deemed to be a part of or used in the construction of this Agreement.

13.	Governing Law. This Agreement and all transactions hereunder shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of California.

14.	Successors and Assigns. This Agreement shall bind the successors and assigns of Owner and shall bind the successors and assigns of The Custodian.

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15.	Effective Date. This Agreement shall be effective on the 7th day of December, 2011.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Owner: Venture Lending and Leasing VI, Inc.

By: /s/ Maurice C. Werdegar
Its: CEO

By: /s/ Martin D. Eng
Its: CFO

Custodian: WELLS FARGO BANK, N.A.

By: /s/ Deanna Goldstein
Its: Vice President

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